Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports Third Quarter 2014 Results

– Total Revenue Increase of 10.8 Percent to $245.0 Million –

– RevPAR Increase of 10.2 Percent; Total RevPAR Increase of 9.9 Percent –

– Consolidated Adjusted EBITDA Increase of 14.0 Percent to $65.4 Million –

– Narrows 2014 Full Year Guidance Range –

NASHVILLE, Tenn. (Nov. 4, 2014) – Ryman Hospitality Properties, Inc. (NYSE: RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today announced its financial results for the third quarter ended September 30, 2014.

Colin Reed, chairman, chief executive officer and president of Ryman Hospitality Properties said, “Our Company’s third quarter 2014 results were strong across the board, with the Hospitality segment reporting record third quarter revenue and Adjusted EBITDA. These results coupled with compelling year-over-year growth in the profitability of our Opry and Attractions segment led to a 14.0 percent increase in consolidated Adjusted EBITDA as compared to the third quarter 2013.

“Overall, advanced group bookings during the quarter were within our expectations, particularly given the record second quarter 2014 bookings we reported and our historical bookings pattern. We remain encouraged by the overall group performance and its steady improvement. During the quarter, we witnessed continued strength in the group segment, as evidenced by material improvement in attrition and cancellation rates as compared to the prior-year quarter. In addition, average daily rate on the advanced group room nights booked during the quarter for all future years improved by a high single-digit percentage compared to the prior-year quarter, which is promising. As we enter the fourth quarter of 2014 lead volume remains healthy, which bodes well for a strong close to the year.”

Third Quarter Results (As Compared to Third Quarter 2013)

•	Total Revenue increased 10.8 percent to $245.0 million.

•	Hospitality Revenue increased 9.9 percent to $219.1 million.

•	Net Income in third quarter 2014 was $15.1 million compared to $18.0 million in third quarter 2013. Third quarter 2013 Net Income included a $4.2 million loss on extinguishment of debt as well as a $12.5 million benefit for income taxes. Third quarter 2014 included a $1.6 million loss related to the settlement of 2.4 million warrants.

•	Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA, on a consolidated basis increased 14.0 percent to $65.4 million.

•	Hospitality Adjusted EBITDA increased 12.2 percent to $61.5 million.

•	Adjusted Funds from Operations, or Adjusted FFO, decreased 3.2 percent to $42.1 million compared to $43.5 million in third quarter 2013. (Excluding $2.2 million in third quarter 2013 tax-effected REIT conversion costs, Adjusted FFO decreased 8.0 percent.) The decrease in Adjusted FFO was largely due to the third quarter 2013 benefit for income taxes outlined above coupled with a $2.4 million increase in capital expenditures tied to higher FF&E reserve requirements as a result of the increase in Total Revenues for third quarter 2014 as compared to third quarter 2013.

•	Hospitality Revenue Per Available Room, or RevPAR, increased 10.2 percent to $123.99.

•	Hospitality Total RevPAR increased 9.9 percent to $294.09.

•	Transient room nights decreased 5.4 percent to approximately 147,400 room nights, while transient Average Daily Rate, or ADR, increased 9.2 percent. An increase in group occupancy combined with approximately 9,600 room nights out of service at the Texan due to an ongoing rooms renovation project led to less availability for transient occupancy.

•	Cancellations in-the-year, for-the-year decreased 19.9 percent to approximately 7,800 group rooms.

•	Attrition for groups that traveled in third quarter 2014 was 9.7 percent of contracted room block (compared to 12.2 percent in third quarter 2013), and attrition and cancellation fees collected during third quarter 2014 were $1.4 million (compared to $2.0 million in third quarter 2013).

•	Gross advanced group bookings for all future periods decreased 14.4 percent to approximately 390,000 room nights; net advanced group bookings for all future periods increased 1.3 percent to approximately 313,000 room nights.

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Non-GAAP Financial Measures” and “Supplemental Financial Results” below.

Hospitality

Property-level results and operating metrics for third quarter 2014 and 2013 are presented in greater detail below and under “Supplemental Financial Results.”

•	Gaylord Opryland RevPAR increased 9.9 percent to $126.46 compared to third quarter 2013. Total RevPAR increased 15.2 percent to $289.64, largely due to a 16.1 percent increase in corporate room nights that led to higher outside-the-room spending, primarily in banquets. Occupancy increased 4.0 percentage points to 79.5 percent, primarily as a result of an increase in group room nights when compared to third quarter 2013. In addition, ADR increased 4.5 percent due to increases in both group and transient ADR. Adjusted EBITDA improved 21.1 percent to $25.3 million in third quarter 2014 compared to third quarter 2013. Adjusted EBITDA margin grew 160 basis points to 33.0 percent despite being unfavorably impacted by a $600,000 charge related to an FCC settlement in September 2014. Excluding the FCC settlement charge, Adjusted EBITDA margin was 33.8 percent in the third quarter 2014.

•	Gaylord Palms RevPAR increased 12.7 percent to $111.22 compared to third quarter 2013. The increase was the result of a 6.7 percent increase in ADR and a 3.8 percentage point increase in occupancy. Total RevPAR increased 14.8 percent to $293.87 compared to third quarter 2013 due to an increase in group occupancy that led to solid growth in banquets and food and beverage outlets. Adjusted EBITDA improved 39.8 percent to $8.5 million in third quarter 2014 compared to third quarter 2013. Adjusted EBITDA margin increased approximately 400 basis points to 22.3 percent (compared to 18.3 percent in third quarter 2013), primarily due to cost management improvements in food and labor.

•	Gaylord Texan RevPAR increased 11.1 percent to $130.41 in third quarter 2014 compared to third quarter 2013, driven primarily by strong increases in both group and transient ADR. Total RevPAR increased 5.3 percent to $322.55 compared to third quarter 2013. The growth in outside-the-room spending was muted due to a mix shift from corporate room nights to less premium association and other group room nights as compared to third quarter 2013. There were approximately 9,600 room nights out of service during third quarter 2014 due to the property’s rooms renovation project, which unfavorably impacted transient occupancy. The renovation project was completed in August 2014. Despite the room nights out of service, occupancy increased 0.8 percentage points compared to third quarter 2013. ADR increased 10.0 percent to $174.22 compared to third quarter 2013. Adjusted EBITDA increased 10.1 percent to $13.1 million compared to third quarter 2013. Adjusted EBITDA margin was 29.2 percent compared to 27.9 percent in third quarter 2013.

•

Gaylord National RevPAR increased 9.5 percent to $131.46 in third quarter 2014 compared to third quarter 2013. Total RevPAR increased 4.7 percent to $306.95 compared to third quarter 2013. Occupancy increased by 4.0 percentage points to 68.1 percent, driven by solid transient growth and moderate group growth. Adjusted EBITDA decreased 8.0 percent to $13.9 million in third quarter 2014 compared to third quarter 2013 and was negatively impacted by increases in utility rates and union-related expenses in third quarter 2014 and non-recurring rebates received in third quarter 2013. Adjusted EBITDA margin was 24.6 percent for third quarter 2014 compared to 28.0 percent in third quarter 2013.

Reed continued, “Our third quarter hospitality performance was impressive, led by a double-digit increase in RevPAR and a near double-digit increase in Total RevPAR. The growth in consolidated Adjusted EBITDA outpacing the growth in Total Revenue is indicative of the operational leverage our hotels are capable of achieving.”

Opry and Attractions

Revenue for the Opry and Attractions segment rose 18.4 percent to $25.9 million in third quarter 2014 from $21.9 million in third quarter 2013. Adjusted EBITDA increased 43.0 percent to $9.5 million in third quarter 2014 from $6.6 million in third quarter 2013.

Reed continued, “Once again, the Opry and Attractions segment has shown outstanding year-over-year growth, further evidence that our unique attractions are an integral part of the Nashville tourism experience. With the planned Ryman Auditorium renovation and expansion underway, our investment in this segment continues, and we remain bullish on Nashville’s growth as a worldwide tourism destination.”

Corporate

Corporate and Other Adjusted EBITDA totaled a loss of $5.6 million in third quarter 2014 compared to a loss of $4.1 million in third quarter 2013. The year-over-year difference is due primarily to an increase in employee benefit and consulting costs.

Development Update

The previously announced acquisition of a 190-room hotel at National Harbor is scheduled to close in late December 2014. The Company has contracted with Marriott to operate the property and re-brand the hotel under the AC Hotels by Marriott brand. The Company expects the hotel to be closed through a portion of the first quarter 2015 as it undergoes renovation and repositioning.

Dividend Update

The Company paid its third quarter 2014 cash dividend of $0.55 per share of common stock on October 15, 2014 to stockholders of record on October 2, 2014. It is the Company’s current plan to distribute total annual dividends of approximately $2.20 per share in cash for 2014 in equal quarterly payments, with the remaining quarterly payment in January 2015, subject to the board’s future determinations as to the amount of quarterly distributions and the timing thereof.

Convertible Notes and Warrants Update

Pursuant to a June 2014 agreement with one of the note hedge counterparties to our convertible notes, in the third quarter of 2014 the Company cash settled 2.4 million warrants for $57.6 million, funded by cash on hand and draws under the Company’s revolving credit facility, and recorded a $1.6 million loss on the change in the fair value of the warrants between June 30 and the settlement date, which is included in other gains and (losses), net in the Company’s financial statements. After the settlement of this transaction, the remaining warrants cover approximately 7.2 million shares with an adjusted strike price of $25.01 per share.

On October 1, 2014, the remaining $232.2 million of the Company’s outstanding Convertible Notes matured. The Company settled its obligations upon conversion of each $1,000 principal amount of Convertible Notes with a specified dollar amount of $1,000, funded by cash on hand and borrowings under the Company’s revolving credit facility and the remainder of the conversion settlement amount in shares of common stock. Concurrently with settlement of the Convertible Notes, the Company received and canceled an equal number of shares of its common stock pursuant to its rights under the convertible note hedge transactions with counterparties affiliated with the initial purchasers of the Convertible Notes.

Balance Sheet/Liquidity Update

As of September 30, 2014, the Company had total debt outstanding of $1,508.7 million (including the Convertible Notes) and unrestricted cash of $279.5 million, resulting in net debt outstanding of $1,229.2 million. As of September 30, 2014, $926.0 million of borrowings were drawn under the Company’s credit facility, including the Term Loan B, and the lending banks had issued $2.7 million in letters of credit, which left $470.3 million of availability for borrowing under the credit facility. Subsequent to the settlement of the convertible notes on October 1, the Company had total debt outstanding of $1,276.5 million and unrestricted cash of approximately $42.9 million, resulting in net debt outstanding of approximately $1,233.6 million.

Guidance

The Company is tightening its 2014 guidance provided on May 6, 2014 on a consolidated as well as on a segment basis. The following business performance outlook is based on current information as of November 4, 2014. The Company does not expect to update the guidance provided below before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “Based on year-to-date performance and the outlook for the remainder of the year, we are narrowing our guidance range for full-year 2014 RevPAR growth to 6.0% to 7.0% and total RevPAR growth to 7.0% to 8.0% over 2013. We are also tightening the full year 2014 Adjusted EBITDA guidance range for the Hospitality segment to $278.0 to $284.0 million. The Opry and Attractions segment has consistently outperformed our expectations year to date; therefore, we are adjusting the top and bottom range of the Opry and Attractions 2014 Adjusted EBITDA guidance to $25.0 to $27.0 million. As such, our updated guidance for 2014 Adjusted EBITDA on a consolidated basis is a range of $280.0 to $290.0 million, with Corporate and Other Adjusted EBITDA loss of $23.0 to $21.0 million remaining unchanged. Our Adjusted FFO guidance range for full year 2014 is now $188.0 to $198.0 million.”

In millions, except per share figures	Prior Guidance Full Year 2014		Updated Guidance Full Year 2014
	Low	High	Low	High
Hospitality RevPAR	5.0%	7.0%	6.0%	7.0%
Hospitality Total RevPAR	6.0%	8.0%	7.0%	8.0%
Hospitality [1,2]	$273.0	$289.0	$278.0	$284.0
Opry and Attractions	20.0	22.0	25.0	27.0
Corporate and Other	(23.0)	(21.0)	(23.0)	(21.0)

Adjusted EBITDA	$270.0	$290.0	$280.0	$290.0

Adjusted FFO [3]	$177.0	$199.0	$188.0	$198.0
Adjusted FFO per Share [3]	$3.49	$3.92	$3.69	$3.88
Estimated Basic Shares Outstanding	50.8	50.8	51.0	51.0

1.	Updated Hospitality segment guidance reflects 36,000 room nights out of service in 2014 due to the renovation of rooms at Gaylord Texan. The rooms out of service do not impact total available room count for calculating hotel metrics (e.g., RevPAR and Total RevPAR).
2.	Estimated interest income of $12.0 million from Gaylord National bonds reported in hospitality segment guidance in 2014.
3.	Updated Adjusted FFO guidance includes a deduction for maintenance capital expenditures of $40 million.

For our definitions of RevPAR, Total RevPAR, Adjusted EBITDA and Adjusted FFO as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income, and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Non-GAAP Financial Measures,” “Supplemental Financial Results” and “Reconciliation of Forward-Looking Statements” below.

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10 a.m. ET. Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat and The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland. The Company also owns and operates a number of media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for nearly 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, the effect of the Company’s election of REIT status, the effect of and degree of success of the joint action plan to improve the performance of the Hospitality segment, estimated capital expenditures, out-of-service rooms, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the effects of business disruption related to the Marriott management transition and the REIT conversion, the

Company’s ability to realize cost savings and revenue enhancements from the REIT conversion and the Marriott transaction and to realize improvements in profitability, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreements. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its Quarterly Reports on Form 10-Q. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance: Adjusted EBITDA and Adjusted FFO, as described above.

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from unconsolidated entities; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord National bonds; other gains (and losses); (gain) and losses on warrant settlements; REIT conversion costs and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” Our method of calculating Adjusted EBITDA as used herein differs from the method we used to calculate Adjusted EBITDA as presented in press releases covering periods prior to 2013. The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted EBITDA does not reflect the impact of these losses.

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, amortization of debt discounts and amortization of deferred financing costs; and gains (losses) on extinguishment of debt and warrant settlements, and subtract certain capital expenditures (the required FF&E reserves for our managed properties plus maintenance capital expenditures for our non-managed properties). We also exclude the effect of the non-cash income tax benefit relating to the REIT conversion. We have presented Adjusted FFO both excluding and including REIT conversion costs. We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.” The losses on the call spread and warrant modifications related to our convertible notes and warrant repurchases do not result in a charge to net income; therefore, Adjusted FFO does not reflect the impact of these losses.

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Executive Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com
~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Revenues :
Rooms	$92,378	$83,804	$282,836	$265,386
Food and beverage	98,232	88,193	311,660	285,690
Other hotel revenue	28,492	27,307	89,739	80,640
Opry and Attractions	25,913	21,892	65,144	56,776

Total revenues	245,015	221,196	749,379	688,492

Operating expenses:
Rooms	29,455	26,369	85,915	78,020
Food and beverage	60,508	55,920	184,748	177,574
Other hotel expenses	70,805	65,718	209,651	203,869
Management fees	3,622	3,253	11,485	10,446

Total hotel operating expenses	164,390	151,260	491,799	469,909
Opry and Attractions	16,557	15,411	44,239	41,326
Corporate	6,952	5,699	19,707	19,001
REIT conversion costs	—	971	—	21,383
Casualty loss	—	26	—	75
Impairment and other charges	—	110	—	1,357
Depreciation and amortization	28,033	27,916	84,268	88,979

Total operating expenses	215,932	201,393	640,013	642,030

Operating income	29,083	19,803	109,366	46,462
Interest expense, net of amounts capitalized	(17,135)	(15,187)	(48,277)	(45,934)
Interest income	3,001	3,020	9,070	9,123
Income from unconsolidated companies	—	10	—	10
Loss on extinguishment of debt	—	(4,181)	(2,148)	(4,181)
Other gains and (losses), net	(295)	2,318	(4,644)	2,365

Income before income taxes	14,654	5,783	63,367	7,845
Benefit for income taxes	463	12,450	371	80,526

Income from continuing operations	15,117	18,233	63,738	88,371
Income (loss) from discontinued operations, net of taxes	13	(202)	36	(181)

Net income	15,130	18,031	63,774	88,190
Loss on call spread and warrant modifications related to convertible notes	—	—	(4,952)	(4,869)

Net income available to common shareholders	$15,130	$18,031	$58,822	$83,321

Basic net income per share available to common shareholders:
Income from continuing operations	$0.30	$0.36	$1.16	$1.62
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$0.30	$0.36	$1.16	$1.62

Fully diluted net income per share available to common shareholders:
Income from continuing operations	$0.25	$0.30	$0.97	$1.33
Income from discontinued operations, net of taxes	—	—	—	—

Net income	$0.25	$0.30	$0.97	$1.33

Weighted average common shares for the period:
Basic	50,975	50,524	50,805	51,392
Diluted (1)	61,159	60,102	60,402	62,713

(1)	Represents GAAP calculation of diluted shares and does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended September 30, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 6.3 million and 5.4 million shares of common stock, respectively. For the nine months ended September 30, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 5.9 million and 6.2 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Sept. 30, 2014	Dec. 31, 2013
ASSETS:
Property and equipment, net of accumulated depreciation	$2,028,522	$2,067,997
Cash and cash equivalents—unrestricted	279,533	61,579
Cash and cash equivalents—restricted	14,233	20,169
Notes receivable	146,614	148,350
Trade receivables, net	59,419	51,782
Deferred financing costs	23,073	19,306
Prepaid expenses and other assets	57,241	55,446

Total assets	$2,608,635	$2,424,629

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,508,679	$1,154,420
Accounts payable and accrued liabilities	157,941	157,339
Deferred income taxes	21,157	23,117
Deferred management rights proceeds	184,154	186,346
Dividends payable	28,804	25,780
Other liabilities	120,510	119,932
Stockholders’ equity	587,390	757,695

Total liabilities and stockholders’ equity	$2,608,635	$2,424,629

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Sept. 30,				Nine Months Ended Sept. 30,
	2014		2013		2014		2013
	$	Margin	$	Margin	$	Margin	$	Margin
Consolidated
Revenue	$245,015		$221,196		$749,379		$688,492
Net income	$15,130		$18,031		$63,774		$88,190
(Gain) loss from discontinued operations, net of taxes	(13)		202		(36)		181
Benefit for income taxes	(463)		(12,450)		(371)		(80,526)
Other (gains) and losses, net	295		(2,318)		4,644		(2,365)
Net loss on the extinguishment of debt	—		4,181		2,148		4,181
Income from unconsolidated companies	—		(10)		—		(10)
Interest expense, net	14,134		12,167		39,207		36,811
Depreciation & amortization	28,033		27,916		84,268		88,979

EBITDA	57,116	23.3%	47,719	21.6%	193,634	25.8%	135,441	19.7%
Non-cash lease expense	1,370		1,399		4,111		4,196
Equity-based compensation	1,491		1,771		4,219		4,938
Impairment charges	—		110		—		1,357
Interest income on Gaylord National bonds	2,994		3,020		9,056		9,119
Other gains and (losses), net	(295)		2,318		(4,644)		2,365
Loss on warrant settlements	1,569		—		6,065		—
(Gain) loss on disposal of assets	1,108		—		956		(52)
Casualty loss	—		26		—		75
REIT conversion costs	—		971		—		21,383

Adjusted EBITDA	$65,353	26.7%	$57,334	25.9%	$213,397	28.5%	$178,822	26.0%

Hospitality segment
Revenue	$219,102		$199,304		$684,235		$631,716
Operating income	28,826		21,906		115,033		75,109
Depreciation & amortization	25,886		25,599		77,403		77,928
Non-cash lease expense	1,370		1,399		4,111		4,196
Impairment charges	—		110		—		1,357
Interest income on Gaylord National bonds	2,994		3,020		9,056		9,119
Other gains and (losses), net	2,382		2,318		2,377		2,365
Gain on disposal of assets	—		—		—		(52)
REIT conversion costs	—		429		—		7,413

Adjusted EBITDA	$61,458	28.0%	$54,781	27.5%	$207,980	30.4%	$177,435	28.1%

Opry and Attractions segment
Revenue	$25,913		$21,892		$65,144		$56,776
Operating income	8,029		5,154		16,922		11,335
Depreciation & amortization	1,327		1,317		3,983		4,002
Equity-based compensation	129		150		386		412
Other gains and (losses), net	—		—		152		—
Gain on disposal of assets	—		—		(152)		—
REIT conversion costs	—		10		—		113

Adjusted EBITDA	$9,485	36.6%	$6,631	30.3%	$21,291	32.7%	$15,862	27.9%

Corporate and Other segment
Operating loss	$(7,772)		$(7,257)		$(22,589)		$(39,982)
Depreciation & amortization	820		1,000		2,882		7,049
Equity-based compensation	1,362		1,621		3,833		4,526
Other gains and (losses), net	(2,677)		—		(7,173)		—
Loss on warrant settlements	1,569		—		6,065		—
Loss on disposal of assets	1,108		—		1,108		—
Casualty loss	—		26		—		75
REIT conversion costs	—		532		—		13,857

Adjusted EBITDA	$(5,590)		$(4,078)		$(15,874)		$(14,475)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Consolidated
Net income (1)	$15,130	$18,031	$63,774	$88,190
Depreciation & amortization	28,033	27,916	84,268	88,979
Losses on sale of real estate assets	—	—	—	(52)

FFO	43,163	45,947	148,042	177,117
Capital expenditures (2)	(9,526)	(7,173)	(28,919)	(22,046)
Non-cash lease expense	1,370	1,399	4,111	4,196
Impairment charges	—	123	—	1,909
Loss on extinguishment of debt	—	4,181	2,148	4,181
Loss on warrant settlements	1,569	—	6,065	—
Loss on other assets	1,108	—	1,108	—
Write-off of deferred financing costs	—	—	—	1,845
Amortization of deferred financing costs	1,696	1,441	4,532	4,083
Amortization of debt discounts	2,707	3,206	8,735	10,543
Noncash tax benefit resulting from REIT conversion	—	(5,629)	—	(66,046)

Adjusted FFO (1)	$42,087	$43,495	$145,822	$115,782

REIT conversion costs (tax effected)	—	2,241	—	16,328

Adjusted FFO excluding REIT conversion costs (1)	$42,087	$45,736	$145,822	$132,110

FFO per basic share	$0.85	$0.91	$2.91	$3.45
Adjusted FFO per basic share	$0.83	$0.86	$2.87	$2.25
Adjusted FFO (excl. REIT conversion costs) per basic share	$0.83	$0.91	$2.87	$2.57
FFO per diluted share (3)	$0.71	$0.76	$2.45	$2.82
Adjusted FFO per diluted share (3)	$0.69	$0.72	$2.41	$1.85
Adjusted FFO (excl. REIT conversion costs) per diluted share (3)	$0.69	$0.76	$2.41	$2.11

(1)	As the impact of the loss on the call spread and warrant modifications related to our convertible notes does not represent a charge to net income, net income, adjusted FFO and adjusted FFO excluding REIT conversion costs do not include this loss.
(2)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.
(3)	The GAAP calculation of diluted shares does not consider anti-dilutive effect of the Company’s purchased call options associated with its convertible notes. For the three months ended September 30, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 6.3 million and 5.4 million shares of common stock, respectively. For the nine months ended September 30, 2014 and 2013, the purchased call options effectively reduce dilution by approximately 5.9 million and 6.2 million shares of common stock, respectively.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
HOSPITALITY OPERATING METRICS:
Hospitality Segment
Occupancy	74.2%	71.2%	73.0%	70.9%
Average daily rate (ADR)	$167.03	$158.02	$175.23	$169.35
RevPAR	$123.99	$112.49	$127.94	$120.04
OtherPAR	$170.10	$155.03	$181.56	$165.71
Total RevPAR	$294.09	$267.52	$309.50	$285.75
Revenue	$219,102	$199,304	$684,235	$631,716
Adjusted EBITDA	$61,458	$54,781	$207,980	$177,435
Adjusted EBITDA Margin	28.0%	27.5%	30.4%	28.1%
Gaylord Opryland
Occupancy	79.5%	75.5%	74.8%	72.2%
Average daily rate (ADR)	$159.11	$152.29	$164.85	$156.02
RevPAR	$126.46	$115.03	$123.36	$112.65
OtherPAR	$163.18	$136.45	$157.55	$142.81
Total RevPAR	$289.64	$251.48	$280.91	$255.46
Revenue	$76,795	$66,678	$221,015	$200,993
Adjusted EBITDA	$25,349	$20,927	$73,642	$61,331
Adjusted EBITDA Margin	33.0%	31.4%	33.3%	30.5%
Gaylord Palms
Occupancy	72.4%	68.6%	76.2%	75.5%
Average daily rate (ADR)	$153.51	$143.93	$169.18	$163.21
RevPAR	$111.22	$98.68	$128.88	$123.28
OtherPAR	$182.65	$157.22	$211.95	$194.39
Total RevPAR	$293.87	$255.90	$340.83	$317.67
Revenue	$38,013	$33,101	$130,822	$121,932
Adjusted EBITDA	$8,459	$6,049	$37,407	$30,684
Adjusted EBITDA Margin	22.3%	18.3%	28.6%	25.2%
Gaylord Texan
Occupancy	74.9%	74.1%	70.4%	71.9%
Average daily rate (ADR)	$174.22	$158.42	$179.78	$170.02
RevPAR	$130.41	$117.39	$126.51	$122.27
OtherPAR	$192.14	$188.95	$212.00	$195.79
Total RevPAR	$322.55	$306.34	$338.51	$318.06
Revenue	$44,838	$42,585	$139,637	$131,200
Adjusted EBITDA	$13,092	$11,886	$42,130	$35,699
Adjusted EBITDA Margin	29.2%	27.9%	30.2%	27.2%
Gaylord National
Occupancy	68.1%	64.1%	70.5%	65.3%
Average daily rate (ADR)	$193.16	$187.12	$201.98	$204.93
RevPAR	$131.46	$120.01	$142.42	$133.75
OtherPAR	$175.49	$173.10	$194.62	$176.55
Total RevPAR	$306.95	$293.11	$337.04	$310.30
Revenue	$56,365	$53,824	$183,653	$169,086
Adjusted EBITDA	$13,882	$15,090	$52,475	$47,552
Adjusted EBITDA Margin	24.6%	28.0%	28.6%	28.1%
The Inn at Opryland (1)
Occupancy	70.3%	73.9%	70.6%	68.6%
Average daily rate (ADR)	$111.95	$105.96	$111.50	$107.74
RevPAR	$78.74	$78.33	$78.75	$73.91
OtherPAR	$32.15	$33.46	$31.36	$28.90
Total RevPAR	$110.89	$111.79	$110.11	$102.81
Revenue	$3,091	$3,116	$9,108	$8,505
Adjusted EBITDA	$676	$829	$2,326	$2,169
Adjusted EBITDA Margin	21.9%	26.6%	25.5%	25.5%

(1)	Includes other hospitality revenue and expense.

Ryman Hospitality Properties, Inc. and Subsidiaries

Reconciliation of Forward-Looking Statements

Unaudited

(in thousands)

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)

and Adjusted Funds From Operations (“AFFO”) reconciliation:

	PRIOR GUIDANCE RANGE FOR FULL YEAR 2014		REVISED GUIDANCE RANGE FOR FULL YEAR 2014
	Low	High	Low	High
Ryman Hospitality Properties, Inc.
Net Income	$83,000	$103,000	$83,500	$93,500
(Gain) loss from discontinued operations, net of taxes	—	—	—	—
Provision (benefit) for income taxes	(4,000)	(4,000)	(500)	(500)
Other (gains) and losses, net	(2,400)	(2,400)	4,800	4,800
Net loss on the extinguishment of debt	—	—	2,000	2,000
Interest expense	64,000	64,000	61,500	61,500
Interest income	(12,000)	(12,000)	(12,000)	(12,000)

Operating Income	128,600	148,600	139,300	149,300
Depreciation and amortization	115,500	115,500	115,000	115,000

EBITDA	244,100	264,100	254,300	264,300
Non-cash lease expense	5,500	5,500	5,500	5,500
Equity based compensation	6,000	6,000	6,000	6,000
Other gains and (losses), net	2,400	2,400	(4,800)	(4,800)
Loss on warrant settlements	—	—	6,000	6,000
(Gain) loss on disposal of assets	—	—	1,000	1,000
Interest income	12,000	12,000	12,000	12,000

Adjusted EBITDA	$270,000	$290,000	$280,000	$290,000

Hospitality Segment
Operating Income	$149,100	$165,100	$154,100	$160,100
Depreciation and amortization	104,000	104,000	104,000	104,000

EBITDA	253,100	269,100	258,100	264,100
Non-cash lease expense	5,500	5,500	5,500	5,500
Equity based compensation	—	—	—	—
Other gains and (losses), net	2,400	2,400	2,400	2,400
Interest income	12,000	12,000	12,000	12,000

Adjusted EBITDA	$273,000	$289,000	$278,000	$284,000

Opry and Attractions Segment
Operating Income	$14,000	$16,000	$19,000	$21,000
Depreciation and amortization	5,500	5,500	5,500	5,500

EBITDA	19,500	21,500	24,500	26,500
Equity based compensation	500	500	500	500

Adjusted EBITDA	$20,000	$22,000	$25,000	$27,000

Corporate and Other Segment
Operating Income	$(34,500)	$(32,500)	$(33,800)	$(31,800)
Depreciation and amortization	6,000	6,000	5,500	5,500

EBITDA	(28,500)	(26,500)	(28,300)	(26,300)
Equity based compensation	5,500	5,500	5,500	5,500
Other gains and (losses), net	—	—	(7,200)	(7,200)
Loss on warrant settlements	—	—	6,000	6,000
Loss on disposal of assets	—	—	1,000	1,000

Adjusted EBITDA	$(23,000)	$(21,000)	$(23,000)	$(21,000)

Ryman Hospitality Properties, Inc.
Net income	$83,000	$103,000	$83,500	$93,500
Depreciation & amortization	115,500	115,500	115,500	115,500
Capital expenditures	(43,000)	(41,000)	(40,000)	(40,000)
Non-cash lease expense	5,500	5,500	5,500	5,500
Amortization of debt premiums/disc.	10,000	10,000	8,500	8,500
Amortization of DFC	6,000	6,000	6,000	6,000
Net loss on the extinguishment of debt	—	—	2,000	2,000
Loss on warrant settlements	—	—	6,000	6,000
Loss on other assets	—	—	1,000	1,000

Adjusted FFO	$177,000	$199,000	$188,000	$198,000